                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                  FORM 8-K/A

                                CURRENT REPORT

                       UNDER SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                        Date of Report: August 24, 1999
                       (Date of Earliest Event Reported)

                       MACE SECURITY INTERNATIONAL, INC.
            (Exact name of Registrant as Specified in its Charter)

                                   Delaware
                           (State of Incorporation)

                                    0-22810
                           (Commission File Number)

                                  03-0311630
                       (IRS Employer Identification No.)

        1000 Crawford Place, Suite 400, Mount Laurel, New Jersey 08054
                   (Address of Principal Executive Offices)

                                (856) 778-2300
                        (Registrant's Telephone Number)

Item 2.   Acquisition of Shammy Man Car Wash

     On August 24, 1999, Mace Security International, Inc., a Delaware corporation (the "Company" or "Registrant"), through a wholly owned subsidiary, acquired all of the car wash related assets of Shammy Man Car Wash (Shammy Man) pursuant to the terms of a Car Wash Asset Purchase/Sale Agreement dated May 11, 1999 (collectively the "Agreement"), by and between the Registrant, and The Manus Group, Inc. (the "Sellers"). Pursuant to the terms and conditions of the Agreement, the Registrant purchased all of the assets of the Sellers used in the business of operating one full service car wash in Arizona. Sellers are not affiliated with the Registrant nor with any of the Registrant's subsidiaries. The description of the acquisition transaction set forth herein is qualified in its entirety by reference to the Agreement which is incorporated as Exhibit 2.1.

     Pursuant to the Asset Purchase/Sale Agreement, Registrant purchased the assets for a total consideration of $1,400,000 plus approximately $15,000 cash for inventory and $6,000 cash reimbursement for landlord deposits. The consideration included 62,649 unregistered shares of the Company's common stock at a strike price of $8.38 per share, the assumption of approximately $400,000 of debt, and payment of cash of approximately $475,000 from working capital. The acquisition is to be accounted for using the "purchase" method of accounting.

Item 7.   Financial Statements and Exhibits.

     In its Current Report on Form 8-K, filed on September 7, 1999, the Registrant stated the required financial statements of Shammy Man Car Wash would be filed within the time period required in accordance with applicable regulations under the Securities and Exchange Act of 1934. However, after reviewing the financial statements of Shammy Man Car Wash, the Registrant has concluded that Securities and Exchange Act rules to not require the filing of financial statements with respect to the acquired companies. Accordingly, the Registrant is not filing financial statements herewith.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 19, 1999               MACE SECURITY INTERNATIONAL, INC.


                                     By: /s/ Gregory M. Krzemien
                                         -----------------------
                                     Gregory M. Krzemien
                                     Chief Financial Officer and Treasurer